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                                                                    EXHIBIT 23.9

Date: Fri, 30 Apr 1999 16:21:32 -0400
To: esther@corp.theglobe.com
From: Diane Meuser <meuser@nytimes.com>
Subject: NYT approval

This is to state that the New York Times gives permission to use a quote from the article "Wow: Cash Infusion for Internet 'Kids'..." by David Chen, 9/19/97, in their prospectus, print run 10,000. The formal written fee quote will be sent Monday, May 3, 1999, which will need to be signed and faxed back. The invoice will follow with the fee of $1,000.
Thank you,
Diane Meuser
meuser@nytimes.com